EXHIBIT 10.12

            Distributorship Agreement with Jademar Corporation


                           DISTRIBUTORSHIP AGREEMENT

This Distributorship Agreement ("Agreement") is hereby entered into Between K-TRONIK INT'L CORPORATION, having a place of business at 290 Vincent Avenue, 3rd Floor, Hackensack, New Jersey 07601 (hereinafter called "K-TRONIK") and

JADEMAR CORPORATION, having a place of business at Gran Park, 10125 N.W. 116th Way, Suite 10, Miami, Florida 33178 (hereinafter called "JADEMAR"),

The parties agree as follows:

1.  Appointment.   K-TRONIK hereby appoints JADEMAR as its exclusive
sales distributor for the K-TRONIK products specified in Exhibit
A (hereinafter the "Territories"). K-TRONIK also authorizes JADEMAR to act as its non-exclusive distributor of Products in all other areas of the world, except for those restricted territories set forth in Exhibit C.

2.  Duties and Status.   JADEMAR agrees to act diligently to sell
and promote the sale of the Products in the Territories. JADEMAR is an independent contractor and shall have no power, right or authority to and agrees not to, commit, obligate or bind K-TRONIK in any manner whatsoever. During the term of this Agreement, JADEMAR shall not directly (or indirectly through another party), purchase, import, export, sell, distribute or otherwise deal in products competitive with or similar to the Products in the Territories; provided, however, that in the event that K-Tronik is unable to provide Product for any reason by required delivery dates, JADEMAR will be permitted to source substitutes for such Products through another manufacturer. The parties agree that the period from JADEMAR's current primary supplier of electronic ballasts, which transition period is anticipated to last for approximately three (3) months.

3.  Prices, Terms and Sales Policy.   K-TRONIK will, from time to
time, advise JADEMAR of its current prices for the Products or changes to its Terms or Sales Policies applicable to JADEMAR and will then invoice JADEMAR at the prices set therein and/or implement the aforementioned changes. Provided, however, that any increases in pricing shall be implemented on not less ninety (90) days advance written notice to JADEMAR and shall not apply to any binding purchase orders committed to by JADEMAR based upon previous purchase prices, terms and conditions in effect prior to the effective date of such notice. JADEMAR shall notify K-TRONIK by the 15th day of each month, the total quantity and style of Products committed to by JADEMAR in the previous month.

K-TRONIK hereby represents and warrants that any or all terms and conditions, including, but not limited to, the price and payment terms set forth herein, are not less favorable than those terms and conditions applicable to any third party purchasing the same or similar Products upon the same or similar delivery conditions as those provided to JADEMAR hereunder. Should K-TRONIK improve the terms and conditions applicable to the aforesaid third party to ones more favorable than those available to JADEMAR under this Agreement, K-TRONIK will, upon the request of JADEMAR or voluntarily, reduce JADEMAR'S original terms and conditions to such more favorable terms and conditions correspondingly.

After the Effective Date of this Agreement, K-TRONIK agrees to provide to JADEMAR a consignment inventory of K-TRONIK electronic ballast in an amount not less than $150,000. Such consignment inventory shall be subject to invoicing and payment only upon resale by JADEMAR and in accordance with the terms and conditions of a standard consignment agreement to be entered into by the parties. Those items will include a requirement that JADEMAR pay for consignment goods within sixty (60) days after shipment. In addition, if the consignment inventory has an average annual turn of less than three (3), JADEMAR and K-TRONIK will work together to reduce consignment levels to a point where the average annual consignment inventory turn is three (3) or better. K-TRONIK shall be named as an additional insured on JADEMAR's insurance for the warehouse with respect to such consigned goods within JADEMAR's control.

4.  Sales Quotas.   This Agreement is being entered into based upon
good faith sales estimates provided by JADEMAR. JADEMAR's sales quota for the first full contract year shall be $750,000 of K-TRONIK Product; for the second contract year, $1,500,000 ; and for the third contract year, $2,000,000. For purposes of the foregoing, contract years shall be considered calendar years beginning with calendar year 2000. For reference purposes only, for the calendar year 1999, JADEMAR's sales goal will be $150,000. During any renewal term, JADEMAR and K-TRONIK shall jointly develop a sales quota for each year of the renewal term. The sales quota for each such year shall take into consideration prior sales volumes, existing market conditions and reasonable sales growth targets (e.g. 5% to 15% per year).

5.  Term of Agreement and Termination.   The initial term of this
Agreement shall be for three (3) years and three (3) months commencing on October 1, 1999. Thereafter, this Agreement shall automatically renew for successive three (3) Year terms. During the initial or any renewal term, this Agreement may only be terminated by either party for cause. Cause for termination of this Agreement shall include (i) either party's failure to comply with the material terms hereof;

  (ii) any representation, guarantee or warranty made by the other party in this Agreement proving to have been incorrect or false in any material respect when made; (iii) if the other party ceases to function as a going concern or conduct its operations in the ordinary course of business, or becomes insolvent, files or has filed against it a petition in bankruptcy or reorganization; or (iv) JADEMAR fails to meet its sales quotas for the prior two contract years. In the event that either party wishes to terminate this Agreement for cause, that party must give the other party written notice of the alleged cause for termination and a forty-five (45) day period to cure the alleged default; provided, however, that if the alleged default is cured within that forty-five (45) day period, this Agreement shall not terminate and the notice of termination shall be of no further force and effect.

     Unless as otherwise expressly set forth in this Agreement, any expiration or termination of this Agreement shall be without prejudice to any claim for any antecedent breach and to the right of the aggrieved party to recover damage, loss, compensation and all sums payable hereunder.

     Notwithstanding any expiration or termination of this Agreement, any rights as well as obligations, duties and liabilities hereunder which contemplate post termination commitments by either party shall survive and continue in effect after any expiration or termination of this Agreement and shall bind the parties concerned, their legal representatives, successors, heirs and/or assigns.

6. Obligations Upon Termination. Termination shall not affect the financial obligations of the parties arising prior to the termination.

     Furthermore, upon termination, JADEMAR shall discontinue the sale of K-TRONIK Products except for any Products that are then in JADEMAR's Inventory. If goods are on consignment to JADEMAR on the date of termination they will either be returned to K-TRONIK or invoiced on the termination date to JADEMAR as if shipped on that date.

     K-TRONIK shall not be liable for orders submitted by JADEMAR after the effective date of termination, unless K-TRONIK agrees in writing to accept such orders.

     In addition, each of the parties will continue to be bound by the confidentiality Obligations set forth in this Agreement with respect to any confidential information of the other party shared with the other party prior to the date of termination.

7.  Confidential Information.  A.   JADEMAR agrees (a) that al
technical or other data furnished by K-TRONIK shall remain K-
TRONIK's property, (b) to hold such information confidential, except in those cases where such information is already in the public domain through no fault of JADEMAR, (c) not to use such information to K-TRONIK's detriment, (d) to return all copies, excerpts or memoranda of or containing such information to K-TRONIK upon demand, and (e) not to retain copies of memoranda of such information after it has been requested to surrender such information. All price lists, customer information, and other material furnished by K-TRONIK shall remain K-TRONIK's property and are subject to return on demand.

B. K-TRONIK agrees (a) that all technical, market, customer or other data furnished by JADEMAR shall remain JADEMAR's property, (b) to hold such information confidential, except in those cases where such information is already in the public domain through no fault of the K-TRONIK, (c) not to use such information to JADEMAR's detriment, (d) to return all copies, excerpts or memoranda of or containing such information to JADEMAR upon demand, and (e) not to retain copies of memoranda of such information after it has been requested to surrender such information. All price lists and other material furnished by JADEMAR shall remain JADEMAR's property and are subject to return on demand.

8.  Warranty

     8.1  End User Warranty.   K-TRONIK warrants to JADEMAR that
it's Products will be free from defect in material and workmanship and will be of the designated kind and quality for a period of five (5) years from the date of manufacture by K-TRONIK.

     JADEMAR shall pass on to its customers K-TRONIK's
standard limited warranty for the Products, including the limitations set
forth in Articles 8.2 and 8.3.   K-TRONIK's Standard Warranty is attached
hereto as Exhibit D.

     8.2 Exclusions. The Warranty reflected in Article 8.1 is not applicable to the following: (i) any defects caused by the use or operation of the ballast in an application or environment other than that intended or recommended by K-TRONIK, including but not limited to, any ballast which is not installed and operated in accordance with the current edition of the National Electric Code (NEC), all applicable state and local codes, Underwriters Laboratories, Inc. (UL) standards for safety, all applicable American National Standards Institute (ANSI), and K-TRONIK's instructions for Installation; (ii) any defects which are the result of unusual physical stress or abnormal operating conditions, including but not limited to, operating temperatures in excess of 65 degrees C on any part of the ballast case; or (iii) any defects caused by modifications or alterations made to the ballast by any party other than K-TRONIK.

     8.3 Limitations of Liability. (a) K-TRONIK WILL NOT UNDER ANY CIRCUMSTANCES WHETHER AS A RESULT OF BREACH OF CONTRACT, BREACH OF WARRANTY, TORT OR OTHERWISE BE LIABLE FOR CONSEQUENTIAL, INCIDENTIAL, SPECIAL OR EXEMPLARY DAMAGES, including, but not limited to, loss of profits or revenues, loss of use of or damage to any associated equipment, cost of capital, cost of substitute products, facilities or services, downtime costs, or claims of purchaser's customers; (b) K-TRONIK'S LIABILITY ON ANY CLAIM OF ANY KIND FOR ANY LOSS OR DAMAGE ARISING OUT OF, RESULTING FROM , OR CONCERNING ANY ASPECT OF THIS AGREEMENT OR FROM THE PRODUCTS OR SERVICES FURNISHED HEREUNDER SHALL NOT EXCEED THE PRICE OF THE SPECIFIC ORDER WHICH GIVES RISE TO THE CLAIM. This Warranty is designated a LIMITED WARRANTY pursuant to the Federal Consumer Product Warranties Act. This Warranty is in lieu of all other warranties whether statutory , express, implied, written or oral, including implied warranties of merchantability, suitability of fitness, for particular purpose, and except as specifically set forth above, no other warranties of any kind, statutory or otherwise are herein expressed. This Warranty gives purchasers specific legal rights and purchasers may also have other rights which vary from state to state.

     This Warranty is not intended to limit in any way K-TRONIK's obligations reflected in the Defective Claims Procedure attached hereto as Exhibit E.

     8.4 After Service. Any and all warranty claims and services for dealing with defective Products shall be JADEMAR's responsibility and shall be resolved in accordance with K-TRONIK's Defective Claims Procedure attached hereto as Exhibit E.

     8.5 Disclaimer. EXCEPT FOR THE ABOVE EXPRESS WARRANTIES SET FORTH IN ARTICLES 8.1, 8.2 and 8.3 ABOVE, K-TRONIK MAKES AND JADEMAR AND THE CUSTOMER RECEIVE NO WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH JADEMAR, AND K-TRONIK SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. Product Liability. During the warranty period for the Products, K-TRONIK shall (or K-TRONIK shall cause the manufacturer of the Products to) defend, indemnify and hold JADEMAR and its customer harmless from any or all loss, damage, liability or expense, including, but not limited to, attorney's fees, incurred by JADEMAR and/or its customer, arising out of or in relation to the Product Liability claim brought by any third party for death or injury to person(s) or damage to or destruction of property caused or resulting from the sale, resale, use, consumption or other disposal of the Products after the delivery by K-TRONIK thereof, except to the extent any of the aforesaid loss, damage, liability or expense is determined to have been solely caused by JADEMAR or its customer or any employee thereof.

     To implement the obligation of K-TRONIK under this Article, K-
TRONIK shall (or K-TRONIK shall cause the manufacturer of the Products to), at all times during the term hereof and the warranty period for the final shipment of the Products thereafter, maintain Product Liability Insurance covering any or all Products sold by K-TRONIK to JADEMAR at the expense of K-TRONIK (or such manufacturer) in aggregate limit of Two Million States Dollars (US $2,000,000) Dollars. Additionally, K-TRONIK shall (or K-TRONIK s shall cause the manufacturer of the Products to) provide to JADEMAR a certificate of insurance for product liability and shall add
JADEMAR as an additional insured with respect to such coverage.

     It is irrevocably understood and agreed that any or all duties, obligations and responsibilities of K-TRONIK and those of the manufacturer of the Products under this Agreement shall be primary, joint and several. Therefore, K-TRONIK understands and agrees that any failure by such manufacturer to implement its duties, obligations and responsibilities hereunder shall constitute a failure by K-TRONIK of the duties, obligations and/or responsibilities of K-TRONIK under this Agreement.

10.  Reciprocal Indemnification.  A.   JADEMAR agrees to indemnify
and save K-TRONIK harmless from and against all claims, losses and liability arising out of damage to property, or injury to, or death to, persons occasioned by, or in connection with, the acts or omissions of JADEMAR or its employees.

B. K-TRONIK agrees to indemnify and save JADEMAR harmless from and against all claims, losses and liability arising out of damage to property, or injury to, or death to, persons occasioned by, or in connection with, the acts or omissions of the K-TRONIK or its employees.

11.  Miscellaneous

     A.  Notices.   All notices, requests and other communications
hereunder shall be in writing and shall be delivered in person or sent by fax transmission and overnight delivery, or by overnight courier service, and sent to the address of the party set forth on the first page hereof, or to such other addresses as may be stipulated in writing by the parties pursuant hereto. Unless otherwise provided, notice shall be effective on the date it is given.

     B.  Assignment.   This Agreement cannot be assigned or transferred by
JADEMAR without K-TRONIK's prior written consent, which will not be unreasonably withheld.

     C.  Amendment.   This Agreement may not be amended except by written
Instrument executed by both parties.

     D.  Headings; Counterparts.   The headings of sections and
paragraphs herein are included for convenience of reference only and shall not control the meaning or interpretation of any of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, which together shall constitute but one original instrument.

     E.  Waiver.   The failure of either party at any time to
require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time hereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

     F.  Separability.   If any provision of this Agreement or the
application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the parties shall use their best efforts to substitute a provision of similar economic intent and the remainder of the Agreement, or the application of such provisions to persons or circumstances as to which it is not held to be invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

     G.  Governing Law.   This Agreement shall be governed by, and
construed in accordance with, the laws of the State of New
Jersey and the United States of America.

     H.  Force Majeure.   If circumstances beyond the control of the
parties shall temporarily make it impossible for either or both of them to perform their obligations under this Agreement, then the principals of force majeure shall apply and the rights and obligations of the parties will be temporarily suspended during the force majeure period to the extent that such performance is reasonably affected thereby.

     Notwithstanding the foregoing, if the performance of this Agreement, is suspended for a period of three (3) months or more, either party may terminate this Agreement upon at least thirty (30) days prior written notice.

     I.  Affiliates.   This Agreement and the obligations of each
party, shall inure to and be binding upon the successors and assigns of the parties herein and the terms of "Confidentiality" set out in Article 7, are intended to be binding upon all affiliates of such party, which means any entity that controls, is controlled by or under common control with a party.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed on the year and date written below.

K-TRONIK INT'L CORPORATION                  JADEMAR CORPORATION

By: /s/ Robert Y. Kim                       By: /s/ Joseph A. Demartino, Jr.
ROBERT Y. KIM                               JOSEPH A. DEMARTINO, JR.
President/CEO                               President

Date: October 26, 1999                      Date: October 20, 1999


                                      EXHIBIT A

                                       PRODUCTS

     Products which JADEMAR is responsible to market under this Agreement between K-TRONIK INT'L CORPORATION and JADEMAR shall be:

Electronic Ballast Manufactured
By K-TRONIK INT'L CORPORATION

     In the event that K-TRONIK begins offering new products that either complement, replace or serve as suitable substitutes for the Products, K-TRONIK agrees that such new offerings will be added to the list of Products for purposes of this Agreement. K-TRONIK reserves the right to solicit and to sell directly or indirectly in the Territories any products not listed on or added to Exhibit A as set forth above if, and only if, JADEMAR does not begin diligently promoting such products within a reasonable time after they are available from K-TRONIK.

K-TRONIK INT'L CORPORATION                 JADEMAR CORPORATION

By: /s/ Robert Y. Kim                      By: /s/ Joseph A. deMartino, Jr.
Robert Y. Kim                              Joseph A. deMartino, Jr.
President/CEO                              President

Date: October 26, 1999                     Date: October 20, 1999


                                      EXHIBIT B

                                      TERRITORY


     The Territories, for purposes of this Agreement between K-TRONIK INT'L CORPORATION and JADEMAR that are assigned to JADEMAR on an exclusive basis shall be the following:

          Argentina
          Brazil
          Chile
          Colombia
          Costa Rica
          El Salvador
          Guatemala
          Honduras
          Nicaragua
          Panama
          Ecuador
          Peru
          Venezuela
          Dominican Republic
          Haiti
          Jamaica
          Netherlands Antilles
          Puerto Rico
          Trinidad
          Philippines*

* The Philippines shall be a non-exclusive territory.

K-TRONIK INT'L CORPORATION                  JADEMAR CORPORATION

By: /s/ Robert Kim                          By: /s/ Joseph A. deMartino, Jr.
Robert Kim                                  Joseph A. deMartino, Jr.
President & CEO                             President

Date: October 26, 1999                      Date: October 20, 1999


                                    EXHIBIT C

                              EXCLUDED TERRITORIES

     The territories, for purposes of this Agreement between K-TRONIK INT'L CORPORATION and JADEMAR in which JADEMAR is expressly restricted from selling and promoting the sale of Products, on an exclusive or non-exclusive basis, shall be the following:

All countries or territories not listed on Schedule B, or approved in writing as a non-exclusive territory during the term of this Agreement.

K-TRONIK INT'L CORPORATION                  JADEMAR CORPORATION

By: /s/ Robert Kim                          By: /s/ Joseph A. deMartino, Jr.
Robert Kim                                  Joseph A. deMartino, Jr.
President & CEO                             President

Date: October 26, 1999                      Date: October 20, 1999

                                EXHIBIT D

                        K-TRONIK STANDARD WARRANTY

K-TRONIK INT'L CORPORATION (hereinafter "K-TRONIK") warrants to the purchaser that its products will be free from defect in material and workmanship and will be of the designated kind and quality for a period of five (5) years from the date of manufacture by K-TRONIK. This warranty is not applicable to the following: (i) any defects caused by the use or operation of the ballast in an application or environment other than that intended or recommended by K-TRONIK , including but not limited to, any ballast which is not installed and operated in accordance with the current edition of the National Electric Code (NEC), all applicable state and local codes, Underwriters Laboratories, Inc. (UL ) standards for safety, all applicable American National Standards Institute (ANSI), and K-TRONIK's instructions for installation; (ii) any defects which are the result of unusual physical stress or abnormal operating conditions, including but not limited to, operating temperatures in excess of 65 degrees C on any part of the ballast case; or (iii) any defects caused by modifications or alterations made to the ballast by any party other than K-TRONIK.

If it appears within five (5) years from the date of manufacture by K-TRONIK that any K-TRONIK ballast does not meet the warranty specified above, the purchaser must notify JADEMAR CORPORATION, Gran Park, 10125 N.W. 116th Way, Suite 10, Miami, Florida 33178 USA, in writing, of its warranty claim and, after receiving proper authorization, return the product (s) at Purchaser's expense to JADEMAR, an authorized K-TRONIK electronic ballast stocking distributor.

LIMITATIONS OF LIABILITY: (a) K-TRONIK WILL NOT UNDER ANY CIRCUMSTANCES, WHETHER AS A RESULT OF BREACH OF CONTRACT, BREACH OF WARRANTY, TORT OR OTHERWISE BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES including, but not limited to, loss of profits or revenues, loss of use of or damage to any associated equipment, cost of capital, cost of substitute products, facilities or services, downtime costs, or claims of purchaser's customers; (b) K-TRONIK's LIABILITY ON ANY CLAIM OF ANY KIND FOR ANY LOSS OR DAMAGE ARISING OUT OF, RESULTING FROM, OR CONCERNING ANY ASPECT OF THIS AGREEMENT OR FROM THE PRODUCTS OR SERVICES FURNISHED HEREUNDER SHALL
NOT EXCEED THE PRICE OF THE SPECIFIC ORDER WHICH GIVES RISE TO THE CLAIM.

This Warranty is designated a "LIMITED WARRANT" pursuant to the Federal Consumer Product Warranties Act. This Warranty is in lieu of all other warranties whether statutory, express, implied, written or oral, including implied warranties of merchantability, suitability or fitness for particular purpose, and except as specifically set forth above, no other warranties of any kind, statutory or otherwise are herein expressed. This Warranty gives you specific legal rights and you may also have other rights which vary from state to state.

                                   EXHIBIT E

                           DEFECTIVE CLAIMS PROCEDURE

1. Upon JADEMAR's receipt of a claim of defective product from a customer within the warrantee period, JADEMAR will do the following initial investigation.

     a. Determine cause of failure. This will be done by determining the application of the product, the conditions to which the product was exposed, and any other factors relevant to the performance of the unit.

     b. If the warrantee claim is an isolated product failure within the warrantee period, JADEMAR shall ship a replacement unit, advise K-TRONIK of the replacement and receive a credit from K-TRONIK for the cost thereof, plus shipping cost not to exceed 40% of the unit cost. The credit will be issued in connection with a periodic reconciliation between JADEMAR and K-TRONIK.

2. If JADEMAR's initial investigation indicates a possible manufacturing defect with broader implications, the following steps will be followed.

     a. If requested, JADEMAR will make samples of the defective product available to K-TRONIK for review and testing at K-TRONIK's cost.

     Depending upon the size of the claim, K-TRONIK will determine the number of units to be returned, not to exceed 20 units. JADEMAR will make reference to the ballasts date code in order for K-TRONIK to investigate the possible causes of failure. The cost of making the samples available for review and testing will be reimbursed to JADEMAR in the event the test results confirm a manufacturer defect.

     b. Furthermore, upon confirmation of a manufacturing defect by K-TRONIK, K-TRONIK will reimburse JADEMAR the cost of the defective goods, plus any freight and/or overseas customs duties, unless JADEMAR's customers requests that the defective units be replaced by new product. In the event that JADEMAR's customer requests the units be replaced, JADEMAR will do so from stock and receive a credit for the number of units replaced, plus additional units covering he value of the duties and freight incurred by JADEMAR to ship replacement product.

3. JADEMAR will not request labor cost reimbursement from K-TRONIK for units that are found to be defective. In lieu of this, K-TRONIK will reimburse JADEMAR for the cost of duty and freight charges incurred in connection with defective units. (These charges will not exceed 40 percent of the value of the defective units, unless JADEMAR can substantiate charges in excess of that amount.)

4. Any request by K-TRONIK to have defective units returned will be at K-TRONIK's expense.